Exhibit 4.3

Execution Version

THIRTY-EIGHTH SUPPLEMENTAL INDENTURE

THIRTY-EIGHTH SUPPLEMENTAL INDENTURE (this “Thirty-Eighth Supplemental Indenture”), dated as of July 13, 2022, between Fidelity National Information Services, Inc., a Georgia corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A., a national banking association (the “Trustee”).

WHEREAS, the Company, certain other parties thereto and the Trustee entered into an Indenture (the “Base Indenture”), dated as of April 15, 2013, pursuant to which the Company may issue Securities from time to time;

WHEREAS, the Company proposes to issue and establish a new series of Securities in accordance with Section 3.1 of the Base Indenture pursuant to this Thirty-Eighth Supplemental Indenture (the Base Indenture, as supplemented and amended by this Thirty-Eighth Supplemental Indenture, the “Indenture”); and

WHEREAS, all things necessary to make this Thirty-Eighth Supplemental Indenture the legal, valid and binding obligation of the Company have been done.

NOW, THEREFORE, for and in consideration of the premises, it is mutually covenanted and agreed as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. Capitalized terms used herein without definition shall have the respective meanings given them in the Base Indenture, provided that references to “this Indenture”, “herein”, “hereof” and “hereunder” and other words of a similar import in the Base Indenture shall be deemed to be a reference to the Base Indenture as supplemented and amended by this Thirty-Eighth Supplemental Indenture. Any references to “Article” or “Section” herein shall be a reference to an article or section of this Thirty-Eighth Supplemental Indenture unless expressly specified otherwise. For purposes of this Thirty-Eighth Supplemental Indenture, the following terms shall have the meanings specified below, notwithstanding any contrary definition in the Base Indenture.

“Below Investment Grade Rating Event” means the rating on the Notes (as hereinafter defined) is lowered by each of the Rating Agencies and the Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any Rating Agency).

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets of the Company and its Subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than the Company and its Subsidiaries; (2) the approval by the holders of the Company’s common stock of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture); (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the then outstanding number of shares of the Company’s voting stock; or (4) the Company consolidates or merges with or into any entity, pursuant to a transaction in which any of the outstanding voting stock of the Company or such other entity is converted into or exchanged for cash, securities or other property (except when voting stock of the Company constitutes, or is converted into, or exchanged for, at least a majority of the voting stock of the surviving person).

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fitch” means Fitch Ratings, Inc.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, respectively.

“Moody’s” means Moody’s Investors Service, Inc.

“Par Call Date” has the meaning given to such term in Section 2.06(b) of this Thirty-Eighth Supplemental Indenture.

“Rating Agencies” means each of Fitch, Moody’s and S&P, so long as such entity makes a rating of the Notes publicly available; provided, however, if any of Fitch, Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the control of the Company, the Company shall be allowed to designate a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act (as certified by a resolution of the Board of Directors of the Company) as a replacement agency for the agency that ceased to make such a rating publicly available. For the avoidance of doubt, failure by the Company to pay rating agency fees to make a rating of the Notes shall not be a “reason outside of the control of the Company” for the purposes of the preceding sentence.

“S&P” means Standard & Poor’s Global Ratings, a division of S&P Global Inc.

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the period to such Par Call Date, the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If on the third Business Day preceding the Redemption Date H.15 is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date. If there is no United States Treasury security maturing on the Par Call Date, but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Section 1.02. The Base Indenture is hereby amended, solely with respect to the Notes, by amending the definitions of “Affiliate”, “Credit Agreement”, “Credit Facilities”, “Eligible Cash Equivalents” and “Guarantors” as they appear in Section 1.1 thereof to read as follows:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, directly or indirectly controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Credit Agreement” means the Seventh Amended and Restated Credit Agreement, dated as of September 21, 2018, among the Company, J.P. Morgan Chase Bank, N.A., as administrative agent, and various financial institutions and other persons from time to time party thereto, as amended by that certain Amendment Agreement, dated as of March 29, 2019, that certain Second Amendment Agreement, dated as of April 5, 2019, that certain Third Amendment and Joinder Agreement, dated as of May 29, 2019, that certain Fourth Amendment Agreement, dated as of March 2, 2021, and as may be further amended, supplemented, or modified from time to time after the date thereof.

“Credit Facilities” means one or more credit facilities (including the Credit Agreement) with banks or other lenders providing for revolving loans or term loans or the issuance of letters of credit or bankers’ acceptances or the like.

“Eligible Cash Equivalents” means any of the following: (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) maturing not more than one year after the date of acquisition (or such other maturities if not prohibited by the Credit Agreement); (ii) time deposits in and certificates of deposit of any Eligible Bank (or in any other financial institution to the extent the amount of such deposit is within the limits insured by the Federal Deposit Insurance Corporation), provided that such investments have a maturity date not more than two years after the date of acquisition and that the average life of all such investments is one year or less from the respective dates of acquisition; (iii) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (i) above or clause (iv) below entered into with any Eligible Bank or securities dealers of recognized national standing; (iv) direct obligations issued by any state of the United States or any political subdivision or public instrumentality thereof, provided that such investments mature, or are subject to tender at the option of the holder thereof, within 365 days after the date of acquisition (or such other maturities if not prohibited by the Credit Agreement) and, at the time of acquisition, have a rating of at least “A-2” or “P-2” (or long-term ratings of at least “A3” or “A-”) from either S&P or Moody’s, or, with respect to municipal bonds, a rating of at least MIG 2 or VMIG 2 from Moody’s (or equivalent ratings by any other nationally recognized rating agency); (v) commercial paper of any Person other than an Affiliate of the Company and other than structured investment vehicles, provided that such investments have a rating of at least A-2 or P-2 from either S&P or Moody’s and mature within 180 days after the date of acquisition (or such other maturities if not prohibited by the Credit Agreement); (vi) overnight and demand deposits in and bankers’ acceptances of any Eligible Bank and demand deposits in any bank or trust company to the extent insured by the Federal Deposit Insurance Corporation against the Bank Insurance Fund; (vii) money market funds (and shares of investment companies that are registered under the Investment Company Act of 1940) substantially all of the assets of which comprise investments of the types described in clauses (i) through (vi); (viii) United States dollars, or money in other currencies received in the ordinary course of business; (ix) asset-backed securities and corporate securities that are eligible for inclusion in money market funds; (x) fixed maturity securities which are rated BBB- and above by S&P or Baa3 and above by Moody’s; provided such investments will not be considered Eligible Cash Equivalents to the extent that the aggregate amount of investments by the Company and its Subsidiaries in fixed maturity securities which are rated BBB+, BBB or BBB- by S&P or Baa1, Baa2 or Baa3 by Moody’s exceeds 20% of the aggregate amount of their investments in fixed maturity securities; and (xi) instruments equivalent to those referred to in clauses (i) through (vi) above or funds equivalent to those referred to in clause (vii) above denominated in Euros or any other foreign currency customarily used by corporations for cash management purposes in jurisdictions outside the United States to the extent advisable in connection with any business conducted by the Company or any Subsidiary, all as determined in good faith by the Company.

“Guarantors” means, subject to Section 12.7, any Subsidiaries that become Guarantors pursuant to Section 9.9.

Section 1.03. The Base Indenture is hereby amended, solely with respect to the Notes, by amending Section 9.9 to read as follows:

“Section 9.9. Guarantees. If this Section 9.9 is specified as applicable to the Securities of a series pursuant to Section 3.1, the Company will cause each of its wholly-owned Subsidiaries that is formed or otherwise incorporated in the United States or a state thereof or the District of Columbia that guarantees or becomes a co-obligor in respect of any Debt of the Company under the Credit Facilities after the initial issue date of the Securities of such series to enter into a supplemental indenture in the form of Exhibit A (which shall not be required to be signed by the other then-existing Guarantors) or as otherwise specified with respect to the Securities of such series pursuant to which such Subsidiary shall agree to guarantee the Securities of such series on the terms set forth in Article 12 hereof or on such other terms as are specified as applicable to such series pursuant to Section 3.1. Any such additional Guarantor shall be subject to release from such Guarantee under the circumstances set forth in Section 12.7 or as otherwise specified with respect to such Securities.”

Section 1.04. The Base Indenture is hereby amended, solely with respect to the Notes, by amending Section 12.7(2) thereof to read as follows:

“(2) at any time that such Guarantor is released from all of its obligations (other than contingent indemnification obligations that may survive such release) as a guarantor or co-obligor of all Debt of the Company under the Credit Facilities except a discharge by or as a result of payment under such guarantee;”.

Section 1.05. Reserved.

Section 1.06. Reserved.

Section 1.07 The Base Indenture is hereby amended, solely with respect to the Notes, by amending Section 4.6(c) and Section 4.6(d) thereof to read as follows:

“(c) In the case of an election under Section 4.4, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (ii) since the date of this Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the beneficial owners of such Securities and any coupons appertaining thereto will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred.

(d) In the case of an election under Section 4.5, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the beneficial owners of such Securities and any coupons appertaining thereto will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred.”

ARTICLE 2

THE NOTES

There is hereby established a new series of Securities with the following terms:

Section 2.01. Title; Nature. Pursuant to the terms hereof and Sections 2.1, 3.1 and 3.3 of the Base Indenture, the Company hereby creates a series of Securities designated as the “5.100% Senior Notes due 2032” (the “Notes”), which shall be deemed “Securities” for all purposes under the Base Indenture. The CUSIP Number of the Notes shall be 31620MBY1.

Section 2.02. Principal Amount. The limit upon the aggregate principal amount of the Notes which may be authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of other Notes pursuant to Sections 3.4, 3.5, 3.6, 8.6 or 10.7 of the Base Indenture or Section 2.06 or 2.08 of this Thirty-Eighth Supplemental Indenture and except (i) for any Notes which, pursuant to Section 3.3 of the Base Indenture, are deemed never to have been authenticated and delivered thereunder and (ii) as provided in the last sentence of Section 3.1(c) of the Base Indenture) is $750,000,000. The Company may from time to time, without notice to, or the consent of, the Holders of the Notes increase the principal amount of the Notes, on the same terms and conditions (except for the issue date, the public offering price and, in some cases, the first interest payment date and the initial interest accrual date); provided that if any additional Notes are issued at a price that causes them to have “original issue discount” within the meaning of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, such additional Notes shall not have the same CUSIP Number as the original Notes. The Notes shall be initially issued on the date hereof and thereafter upon any reopening of the series of which the Notes are a part.

Section 2.03. Stated Maturity of Principal. The date on which the principal of the Notes is payable, unless the Notes are theretofore accelerated or redeemed or purchased pursuant to the Indenture, shall be July 15, 2032. The Notes shall bear no premium upon payment at Stated Maturity.

Section 2.04. Interest. The rate at which the Notes shall bear interest shall be 5.100% per annum. Interest shall be computed on the basis of a 360-day year of twelve 30-day months and shall be payable semi-annually in arrears in accordance herewith and with the Indenture. Interest on the Notes shall accrue on the principal amount from, and including, the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from, and including, the date hereof, in each case to, but excluding, the next Interest Payment Date or the date on which the principal of the Notes has been paid or made available for payment, as the case may be. The Interest Payment Dates of the Notes shall be January 15 and July 15 of each year. The initial Interest Payment Date shall be January 15, 2023. The Regular Record Date corresponding to any Interest Payment Date occurring on January 15 shall be the immediately preceding January 1 (whether or not a Business Day), and the Regular Record Date corresponding to any Interest Payment Date occurring on July 15 shall be the immediately preceding July 1 (whether or not a Business Day). Interest payable on the Notes on an Interest Payment Date shall be payable to the Persons in whose name the Notes are registered at the close of business on the Regular Record Date for such Interest Payment Date provided, however, that Defaulted Interest shall be payable as provided in the Base Indenture.

Section 2.05. Place of Payment. The Place of Payment where the principal of and premium, if any, and interest on the Notes shall be payable is at the agency of the Company maintained for that purpose at the office of The Bank of New York Mellon Trust Company, N.A., 240 Greenwich Street, 7E, Attention: Corporate Trust Administration, New York, New York 10286; provided, however, that payment of interest due on an Interest Payment Date may be made at the option of the Company by check mailed to the address of the Person entitled thereto as such address shall appear in the Register or by transfer to an account maintained by the Person entitled thereto with a bank located in the United States; provided that the Paying Agent shall have received the relevant wire transfer information by the related Regular Record Date; and provided further that the Depositary, or its nominee, as Holder of Notes in global form, shall be entitled to receive payments of interest, principal and premium, if any, by wire transfer of immediately available funds.

Section 2.06. Optional Redemption.

(a) The provisions of Article 10 of the Base Indenture shall be applicable to the Notes, subject to the provisions of this Section 2.06.

(b) The Company may, at its option, redeem the Notes, in whole or in part, at any time and from time to time prior to April 15, 2032 (the date that is 3 months prior to the Stated Maturity of the principal of the Notes) (the “Par Call Date”), at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year of twelve 30-day months) at the Treasury Rate plus 35 basis points, less (b) interest accrued to the Redemption Date, and (2) 100% of the principal amount of Notes to be redeemed, plus, in either case, accrued and unpaid interest, if any, on the Notes being redeemed to, but excluding, the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on any Interest Payment Date that is on or prior to the Redemption Date). On or after the Par Call Date, the Company may redeem the Notes, in whole or in part, at any time and from time to time, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest, if any, on the Notes being redeemed to, but excluding, the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on any Interest Payment Date that is on or prior to the Redemption Date). The Company shall give the Trustee written notice of the Redemption Price with respect to any redemption pursuant to this clause (b) promptly after the calculation thereof and the Trustee shall have no responsibility for such calculation.

(c) The Company’s actions and determinations in determining the Redemption Price shall be conclusive and binding for all purposes, absent manifest error.

(d) Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the Depositary’s procedures) at least 10 days but not more than 60 days before the Redemption Date to each holder of Notes to be redeemed. Any redemption or notice thereof pursuant to this Section 2.06 may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an equity offering, other offering, issuance of indebtedness or other transaction or event. For so long as the Notes are held by The Depository Trust Company (or another Depositary), the Company will not be responsible for giving notice to anyone other than the Depositary.

(e) In the case of a partial redemption of the Notes, selection of the Notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note will state the portion of the principal amount of such Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of such Note will be issued in the name of the holder of such Note upon surrender for cancellation of the original Note. For so long as the Notes are held by The Depository Trust Company (or another Depositary), the redemption of such Notes shall be done in accordance with the policies and procedures of the Depositary.

(f) Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date interest will cease to accrue on the Notes or portions thereof called for redemption.

Section 2.07. Reserved.

Section 2.08. Right to Require Repurchase Upon a Change of Control Triggering Event.

(a) Upon the occurrence of any Change of Control Triggering Event, each Holder of Notes shall have the right to require the Company to repurchase all or any part of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth herein (provided that with respect to the Notes submitted for repurchase in part, the remaining portion of such Notes is in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof) at a purchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased, to, but excluding, the date of purchase (the “Change of Control Payment”).

(b) Within 30 days following any Change of Control Triggering Event, the Company shall mail or transmit in accordance with the applicable procedures of the Depositary a notice to Holders of Notes, with a written copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state:

(i) a description of the transaction or transactions that constitute the Change of Control Triggering Event;

(ii) that the Change of Control Offer is being made pursuant to this Section 2.08 and that all Notes validly tendered and not withdrawn will be accepted for payment;

(iii) the Change of Control Payment and the “Change of Control Payment Date,” which date shall be no earlier than 15 days and no later than 60 days from the date such notice is mailed or transmitted;

(iv) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Purchase Notice” attached hereto as Exhibit B completed, or transfer the Notes by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(v) that Holders of the Notes will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his or her election to have the Notes purchased; and

(vi) if the notice is mailed or transmitted prior to the date of the consummation of the Change of Control, the notice will state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

(c) On the Change of Control Payment Date, the Company shall be required, to the extent lawful, to:

(i) accept for payment all Notes or portions of Notes properly tendered and not withdrawn pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased.

The Paying Agent will promptly mail to each Holder of Notes properly tendered and not withdrawn the Change of Control Payment for such Notes (or with respect to Global Notes otherwise make such payment in accordance with the applicable procedures of the Depositary), and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder of Notes properly tendered and not withdrawn a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

(d) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with this Section 2.08, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 2.08 by virtue of such conflicts.

(e) Notwithstanding the foregoing, the Company will not be required to make an offer to repurchase the Notes upon a Change of Control Triggering Event if (i) a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all the Notes properly tendered and not withdrawn under its offer or (ii) prior to the occurrence of the related Change of Control Triggering Event, the Company has given written notice of a redemption to the Holders of the Notes as provided under Section 2.06 hereof unless the Company has failed to pay the Redemption Price on the Redemption Date.

Section 2.09. No Sinking Fund. There shall be no obligation of the Company to redeem or purchase the Notes pursuant to any sinking fund or analogous provisions, or except as set forth in Section 2.08 hereof, to repay any of the Notes prior to July 15, 2032 at the option of a Holder thereof. Article 11 of the Base Indenture shall not apply to the Notes.

Section 2.10. Guarantees. The Notes initially will not be guaranteed by any Subsidiary. Section 9.9 and Article 12 of the Indenture shall apply to the Notes.

Section 2.11. Denominations. The Notes shall be issued in fully registered form as Registered Securities (and shall in no event be issuable in the form of Bearer Securities) in denominations of two thousand Dollars ($2,000) or any amount in excess thereof which is an integral multiple of one thousand Dollars ($1,000). The Notes shall be denominated, and all payments thereon shall be made, in Dollars.

Section 2.12. Global Notes. The Notes shall initially be issued in global form. The Depository Trust Company shall be the initial Depositary for the Notes. The Notes shall be transferred only in accordance with the provisions of Section 3.5 of the Base Indenture. Beneficial interests in Notes issued in global form shall be exchangeable for certificated Securities representing such Notes only the circumstances set forth in the seventh paragraph of Section 3.5 of the Base Indenture.

Section 2.13. Form of Notes. The form of the global Security representing the Notes is attached hereto as Exhibit A.

Section 2.14. Defeasance. For purposes of the Notes, Section 2.08 of this Thirty-Eighth Supplemental Indenture shall be considered an additional covenant specified pursuant to Section 3.1 of the Base Indenture for purposes of Section 4.5 of the Base Indenture.

Section 2.15. Events of Default. The Events of Default set forth in Sections 5.1 (1), (2), (3), (4), (5), (6) and (7) of the Base Indenture shall apply to the Notes.

Section 2.16. Other Provisions. The Trustee is appointed as the initial Registrar and Paying Agent for the Notes. The Trustee may authenticate the Notes by manual, facsimile or electronic signature.

ARTICLE 3

MISCELLANEOUS

Section 3.01. Base Indenture; Effect of the Thirty-Eighth Supplemental Indenture. The Base Indenture, as supplemented and amended hereby, is in all respects ratified and confirmed, and the terms and conditions thereof, as amended hereby, shall be and remain in full force and effect. The Base Indenture and the Thirty-Eighth Supplemental Indenture shall be read, taken and construed as one and the same instrument.

Section 3.02. Conflict with Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with another provision hereof which is required or deemed to be included in this Thirty-Eighth Supplemental Indenture by any of the provisions of the Trust Indenture Act, such required or deemed included provision shall control.

Section 3.03. Successors and Assigns. All covenants and agreements in this Thirty-Eighth Supplemental Indenture by the Company or any Guarantor shall bind its successors and assigns, whether expressed or not.

Section 3.04. Separability Clause. In case any provision in this Thirty-Eighth Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.05. Benefits of Indenture. Nothing in this Thirty-Eighth Supplemental Indenture, the Base Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder, the Registrar, any Paying Agent and the Holders, any benefit or any legal or equitable right, remedy or claim under the Indenture.

Section 3.06. Recitals. The recitals contained in this Thirty-Eighth Supplemental Indenture shall be taken as the statements of the Company; and the Trustee shall have no liability or responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Thirty-Eighth Supplemental Indenture.

Section 3.07. Governing Law. THIS THIRTY-EIGHTH SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

Section 3.08. Counterparts. This Thirty-Eighth Supplemental Indenture may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[The Remainder of This Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Thirty-Eighth Supplemental Indenture to be duly executed as of the date first written above.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

By:	/s/ Virginia Daughtrey
Name: Virginia Daughtrey
Title: Executive Vice President, Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Lawrence M. Kusch
Name: Lawrence M. Kusch
Title: Vice President

[Signature Page to Thirty-Eighth Supplemental Indenture]

Exhibit A

FORM OF NOTE CERTIFICATE

THIS SECURITY IS IN GLOBAL FORM WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN CERTIFICATED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No. A-[ ]	CUSIP No. 31620MBY1

5.100% SENIOR NOTES DUE 2032

FIDELITY NATIONAL INFORMATION SERVICES, INC., a Georgia corporation, promises to pay to Cede & Co., or its registered assigns, the principal sum of [ ] Dollars ($[ ]) on July 15, 2032.

Interest Payment Dates: January 15 and July 15, with the first Interest Payment Date to be January 15, 2023

Regular Record Dates: January 1 and July 1 (whether or not a Business Day)

Dated:

FIDELITY NATIONAL INFORMATION SERVICES, INC.

By:
Name:
Title:

Certificate of Authentication

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee, certifies that this is one of the Securities of the series described in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

Dated:

FIDELITY NATIONAL INFORMATION SERVICES, INC.

5.100% SENIOR NOTES DUE 2032

Capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Indenture referred to below unless otherwise indicated. This Security is one of the series of Securities designated on the face hereof issued under the Indenture, unlimited in aggregate principal amount (the “Notes”).

1. INTEREST. Fidelity National Information Services, Inc., a Georgia corporation (the “Company”), promises to pay interest on the principal amount of this Security at the rate of 5.100% per annum, payable semiannually in arrears on January 15 and July 15 of each year (each, an “Interest Payment Date”), commencing on January 15, 2023, until the principal is paid or made available for payment. Interest on this Security will accrue from, and including, the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from, and including, July 13, 2022, in each case to, but excluding, the next Interest Payment Date or the date on which the principal hereof has been paid or made available for payment, as the case may be. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

2. METHOD OF PAYMENT. The Company shall pay interest on this Security (except defaulted interest, if any, which shall be paid on such special payment date as may be fixed in accordance with the Indenture referred to below) on the applicable Interest Payment Date to the Persons who are registered Holders at the close of business on January 1 and July 1 (whether or not a Business Day) immediately preceding the applicable Interest Payment Date. A holder must surrender this Security to a Paying Agent to collect principal and premium payments. The Company shall pay principal, premium, if any, and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts.

3. PAYING AGENT AND REGISTRAR. Initially, The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Company may change or appoint any Paying Agent, Registrar or co-Registrar without notice to any Holder. The Company or any of its Subsidiaries may act as Paying Agent, Registrar or co-Registrar.

4. INDENTURE. The Company issued this Security under the Indenture (the “Base Indenture”), dated as of April 15, 2013, among Fidelity National Information Services, Inc., certain other parties thereto and The Bank of New York Mellon Trust Company, N.A., as Trustee, as amended by the Thirty-Eighth Supplemental Indenture (the “Thirty-Eighth Supplemental Indenture”), dated as of July 13, 2022, between the Company and said Trustee (the Base Indenture, as amended by the Thirty-Eighth Supplemental Indenture, the “Indenture”). The terms of this Security were established pursuant to the Thirty-Eighth Supplemental Indenture. The terms of this Security include those stated in the Indenture and those made part of the Indenture by reference to the

Trust Indenture Act of 1939, as amended (“TIA”). This Security is subject to all such terms, and Holders are referred to the Indenture and the TIA. The Company will provide a copy of the Indenture, without charge, upon written request to the Company sent to 601 Riverside Avenue, Jacksonville, Florida 32204, Attention: Corporate Secretary.

5. PERSONS DEEMED OWNERS. Subject to Section 3.8 of the Base Indenture, the registered Holder or Holders of this Security shall be treated as owners of it for all purposes.

6. OPTIONAL REDEMPTION. The Company may, at its option, redeem the Notes, in whole or in part, at any time and from time to time prior to April 15, 2032 (the date that is 3 months prior to the Stated Maturity of the principal of the Notes) (the “Par Call Date”), at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year of twelve 30-day months) at the Treasury Rate plus 35 basis points, less (b) interest accrued to the Redemption Date, and (2) 100% of the principal amount of Notes to be redeemed, plus, in either case, accrued and unpaid interest, if any, on the Notes being redeemed to, but excluding, the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on any Interest Payment Date that is on or prior to the Redemption Date). On or after the Par Call Date, the Company may redeem the Notes, in whole or in part, at any time and from time to time, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest, if any, on the Notes being redeemed to, but excluding, the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on any Interest Payment Date that is on or prior to the Redemption Date).

Any redemption or notice thereof pursuant to Section 2.06 of the Thirty-Eighth Supplemental Indenture may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an equity offering, other offering, issuance of indebtedness or other transaction or event.

7. RESERVED.

8. CHANGE OF CONTROL TRIGGERING EVENT. In the event of a Change of Control Triggering Event, the Holders of Notes shall have the right to require the Company to repurchase all or any part of such Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased, to, but excluding, the date of purchase pursuant to the provisions of Section 2.08 of the Thirty-Eighth Supplemental Indenture, subject to compliance with the procedures specified pursuant to the Thirty-Eighth Supplemental Indenture.

9. LEGAL HOLIDAYS. In any case where any Interest Payment Date, Redemption Date, Stated Maturity or Maturity of this Security shall not be a Business Day at any Place of Payment, then (notwithstanding any other provision of the Indenture or of this Security), payment of principal, premium, if any, or interest need not be made at such Place of Payment on such date, but may be made on the next succeeding Business Day at such Place of Payment with the same force and effect as if made on such date; provided that no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date, Redemption Date, Stated Maturity or Maturity, as the case may be.

10. UNCLAIMED MONEY. Subject to the terms of the Indenture, if money for the payment of principal, premium, if any, or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its request, and thereafter Holders entitled to the money shall, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease.

11. AMENDMENT, SUPPLEMENT. Subject to certain exceptions, the Indenture or this Security may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Securities of each series affected by the amendment. Without the consent of any Holder, the Company, the Guarantors, if any, and the Trustee may amend or supplement the Indenture or this Security to, among other things, cure certain ambiguities or correct certain mistakes or to create another series of Securities and establish its terms.

12. DEFAULTS AND REMEDIES. The Events of Default set forth in Sections 5.1(1), (2), (3), (4), (5), (6) and (7) of the Base Indenture apply to this Security.

If an Event of Default, other than an Event of Default described in Section 5.1(5) or (6) of the Base Indenture, with respect to the Outstanding Securities of the same series as this Security occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of all Outstanding Securities of the same series as this Security, by written notice to the Company (and, if given by the Holders, to the Trustee), may declare the principal of and accrued and unpaid interest, if any, on the aggregate principal amount of all Outstanding Securities of the same series as this Security to be due and payable, and upon any such declaration, such principal and interest, if any, shall be immediately due and payable; provided that, after such a declaration of acceleration with respect to this Security has been made, the Holders of a majority in aggregate principal amount of all Outstanding Securities of the same series as this Security, by written notice to the Trustee, may rescind and annul such declaration and its consequences as provided, and subject to satisfaction of the conditions set forth, in the Indenture. If an Event of Default specified in Section 5.1(5) or Section 5.1(6) of the Base Indenture occurs with respect to the Securities of the same series as this Security, the principal of and accrued and unpaid interest, if any, on all the Outstanding Securities of that series shall automatically become immediately due and payable without any declaration or act by the Trustee, the Holders of the Securities or any other party.

The Holders of a majority in aggregate principal amount of all Outstanding Securities of the same series as this Security, by written notice to the Trustee, may waive, on behalf of all Holders of such Securities, any past Default or Event of Default with respect to such securities and its consequences except (a) a Default or Event of Default in the payment of the principal of, or interest on, any such Security or (b) a Default or Event of Default in respect of a covenant or provision of the Indenture which, pursuant to the Indenture, cannot be amended or modified without the consent of each Holder of each affected Outstanding Security of the same series as this Security. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured.

13. AMOUNT UNLIMITED. The aggregate principal amount of Securities which may be authenticated and delivered under the Indenture is unlimited. The Securities may be issued from time to time in one or more series. The Company may from time to time, without the consent of the Holders of this Security, issue additional Securities of the series of which this Security is a part on substantially the same terms and conditions as those of this Security.

14. TRUSTEE DEALINGS WITH COMPANY. Subject to the TIA, The Bank of New York Mellon Trust Company, N.A., as Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company, the Guarantors, if any, or their respective affiliates, and may otherwise deal with the Company, the Guarantors, if any, or their respective affiliates, as if it were not Trustee.

15. NO RECOURSE AGAINST OTHERS. No director, officer, employee, stockholder, member, general or limited partner of the Company or any Guarantor as such or in such capacity shall have any personal liability for any obligations of the Company or any Guarantor under this Security, any guarantee or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder, by accepting this Security, waives and releases all such liability. Such waiver and release are part of the consideration for the issue of this Security.

16. DISCHARGE OF INDENTURE. The Indenture contains certain provisions pertaining to discharge and defeasance.

17. GUARANTEES. This Security initially will not be guaranteed by any Subsidiary. Section 9.9 and Article 12 of the Indenture shall apply to this Security.

18. AUTHENTICATION. This Security shall not be valid until the Trustee signs the certificate of authentication by manual, facsimile or electronic signature on the other side of this Security.

19. GOVERNING LAW. THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

20. ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

[Remainder of Page Intentionally Left Blank]

ASSIGNMENT FORM

If you, as Holder of this Security, want to assign this Security, fill in the form below: I or we assign and transfer this Security to:

(Insert assignee’s social security or tax ID number)

(Print or type assignee’s name, address, and zip code)

and irrevocably appoint:

as agent to transfer this Security on the books of the Company. The agent may substitute another to act for him/her.

Date:

Your signature:

(Your signature must correspond with the name as it appears upon the face of this Security in every particular without alteration or enlargement or any change whatsoever and be guaranteed by a guarantor institution participating in the Securities Transfer Agents Medallion Program or in such other guarantee program acceptable to the Trustee)

Signature
Guarantee: _____________________

[FORM OF NOTATION OF GUARANTEE, if applicable]

Each of the undersigned (collectively, the “Guarantors”) have guaranteed, jointly and severally, absolutely, unconditionally and irrevocably (such guarantee by each Guarantor being referred to herein as the “Guarantee”) (i) the due and punctual payment of the principal of (and premium, if any) and interest on the 5.100% Senior Notes due 2032 (the “Notes”) issued by Fidelity National Information Services, Inc., a Georgia corporation (the “Company”), whether at Stated Maturity, by acceleration or otherwise (including, without limitation, the amount that would become due but for the operation of any automatic stay provision of any Bankruptcy Law), the due and punctual payment of interest on the overdue principal and interest, if any, on the Notes, to the extent lawful, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee all in accordance with the terms set forth in Article 12 of the Indenture and (ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise subject, however, in the case of clauses (i) and (ii) above, to the limitations set forth in Section 12.3 of the Base Indenture.

No director, officer, employee, stockholder, general or limited partner or incorporator, past, present or future, of the Guarantors, as such or in such capacity, shall have any personal liability for any obligations of the Guarantors under the Guarantees by reason of his, her or its status as such director, officer, employee, stockholder, general or limited partner or incorporator. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Guarantees.

Each Holder of a Note by accepting a Note agrees that any Guarantor named below shall have no further liability with respect to its Guarantee if such Guarantor otherwise ceases to be liable in respect of its Guarantee in accordance with the terms of the Indenture.

Capitalized terms used herein without definition shall have the meanings assigned to them in the Notes.

The Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Notes upon which the Guarantee is noted shall have been executed by the Trustee under the Indenture by the manual, facsimile or electronic signature of one of its authorized signatories.

[The Remainder of This Page Intentionally Left Blank; Signature Pages Follow]

Guarantors:

[•], as Guarantors

By:
Name:
Title:

Exhibit B

PURCHASE NOTICE

(1) Pursuant to Section 2.08 of the Thirty-Eighth Supplemental Indenture, the undersigned hereby elects to have its Note repurchased by the Company.

(2) The undersigned hereby directs the Trustee or the Company to pay it an amount in cash equal to 101% of the aggregate principal amount to be repurchased (as set forth below), plus interest accrued to, but excluding, the Change of Control Payment Date, as applicable, as provided in the Thirty-Eighth Supplemental Indenture.

Dated:

Signature(s)

Signature(s) must be guaranteed by an Eligible Guarantor Institution with membership in an approved signature guarantee program pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.

Signature Guaranteed

Social Security or other Taxpayer Identification Number of recipient of Change of Control Payment

Principal amount to be repurchased:

Remaining aggregate principal amount following such repurchase (at least U.S.$2,000 or an integral multiple of $1,000 in excess thereof):

NOTICE: The signature to the foregoing election must correspond to the name as written upon the face of the related Note in every particular, without alteration or any change whatsoever.

B-1